PRODUCTION PAYMENT AGREEMENT TERMINATION
AGREEMENT

PLATINUM GROUP METALS LTD.

and

PLATINUM GROUP METALS (RSA) PROPRIETARY LIMITED

and

LIBERTY METALS & MINING HOLDINGS, LLC

October 30, 2017

- ii -

5.8	Parties in Interest	11

5.9	Survival	11

     PRODUCTION PAYMENT AGREEMENT TERMINATION AGREEMENT

THIS AGREEMENT dated as of the 30th day of October, 2017.

AMONG:
PLATINUM GROUP METALS LTD., a company existing under the laws of the Province of British Columbia
(“PGM (BC)”)
AND:
PLATINUM GROUP METALS (RSA) PROPRIETARY LIMITED, a company existing under the laws of the Republic South Africa
(“PGM (RSA)”)
AND:
LIBERTY METALS & MINING HOLDINGS, LLC, a limited liability company existing under the laws of the State of Delaware
(“Liberty Metals & Mining”)

WHEREAS PGM (BC) and Liberty Metals & Mining and the other parties thereto entered into an amended and restated second lien credit agreement dated October 30, 2017 among PGM (BC), as borrower, PGM (RSA), as guarantor, Liberty Metals & Mining, as administrative agent, and the several lenders from time to time party thereto as lenders (the “A&R Credit Agreement”) which amends and restates the second lien credit agreement dated November 2, 2015 (as amended) among PGM (BC), as borrower, PGM (RSA), as guarantor, Liberty Metals & Mining, as administrative agent, and the several lenders from time to time party thereto as lenders;

AND WHEREAS the Parties entered into a production payment agreement dated November 19, 2015, as amended (the “Production Payment Agreement”);

AND WHEREAS PGM (RSA) and PGM (BC) have advised Liberty Metals & Mining that on September 6, 2017 they signed a term sheet with the Royal Bafokeng Platinum Limited and that if such transaction was completed in accordance with its terms it would constitute an Event of Default under the Production Payment Agreement;

AND WHEREAS PGM (RSA) and PGM (BC) wish to offer to pay Liberty Metals & Mining in order to terminate the Production Payment Agreement;

AND WHEREAS Liberty Metals & Mining wishes to accept the offer of PGM (RSA) and PGM (BC) to terminate the Production Payment Agreement on the terms and conditions contained herein; NOW THEREFORE, for good and valuable consideration, including the payment of the Termination Fee (as hereinafter defined) by PGM (BC) and PGM (RSA) to Liberty Metals & Mining and the execution by Liberty Metals & Mining of the A&R Credit Agreement, (the receipt and sufficiency of which are hereby acknowledged by each of the Parties), the Parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1	Definitions

Terms in initial capital letters not otherwise defined herein shall have the meaning ascribed to such terms in the A&R Credit Agreement.

“A&R Credit Agreement” has the meaning provided in the recitals to this Agreement;

“Agreement” means this agreement and all amendments, restatements or replacements made hereto by written agreement between the Parties;

“Applicable Law” or “Law” in respect of any Person, property, transaction or event, means all laws, statutes, treaties, regulations, judgments, notices, approvals, orders and decrees applicable to that Person, property, transaction or event and, in each case having the force of law, all applicable official directives, rules, protocols, consents, approvals, authorizations, guidelines, orders and policies of any Governmental Body having or purporting to have authority over that Person, property, transaction or event;

“Governmental Body” means any national, state, regional, municipal or local government, governmental department, commission, board, bureau, agency, authority or instrumentality, or any Person exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any of the foregoing entities, including all tribunals, commissions, boards, bureaux, arbitrators and arbitration panels, and any authority or other Person controlled by any of the foregoing;

“Liberty Metals & Mining” shall refer to Liberty Metals & Mining Holdings, LLC, its successors in interest and assigns;

“Party” or “Parties” means one or more of the parties to this Agreement;

“PGM (BC)” means Platinum Group Metals Ltd., a company incorporated under the laws of British Columbia, and its successors and permitted assigns;

“PGM (RSA)” means Platinum Group Metals (RSA) Proprietary Limited, a company incorporated under the laws of the Republic of South Africa, and its successors and permitted assigns;

“Production Payment Agreement” has the meaning provided in the recitals to this Agreement;

“Reduced Termination Fee” has the meaning provided in Section 2.1;

“Regulatory Approval” has the meaning provided in Section 3.3(a);

“Taxes” means all taxes, assessments, charges, dues, duties, rates, fees, imposts, levies and similar charges of any kind lawfully levied, assessed or imposed by any Governmental Body, including all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all capital taxes, gross receipts taxes, environmental taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes (including, without limitation, taxes relating to the transfer of interests in real property or entities holding interests therein), franchise taxes, licence taxes, withholding taxes, payroll taxes, employment taxes, excise, severance, social security, workers’ compensation, employment insurance or compensation taxes or premium, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, goods and services tax, customs duties or other taxes, fees, imports, assessments or charges of any kind whatsoever, together with any interest and any penalties or additional amounts imposed by any taxing authority (domestic or foreign) on such entity, and any interest, penalties, additional taxes and additions to tax imposed with respect to the foregoing;

“Termination Fee” has the meaning provided in Section 2.1;

1.2	Governing Law

Except for matters of title to the Property or its assignment, lease or transfer, which will be governed by the law of its situs, this Agreement shall be governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein and shall be treated in all respects as a British Columbia contract. The parties hereby irrevocably attorn to the exclusive jurisdiction of the Courts of the Province of British Columbia and agree to be bound by any suit, action or proceeding commenced in such courts and by any order or judgment resulting from such suit, action or proceeding.

The parties further agree that service of any process, summons, notice or document by delivery in the manner set forth in Section 5.2 shall be effective service of process for any action, suit or proceeding brought against any party in such court. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the matters contemplated hereby in the courts of the Province of British Columbia and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding so brought has been brought in an inconvenient forum.

PGM (RSA) hereby irrevocably designates Blake, Cassels & Graydon LLP (in such capacity, the “Process Agent”), with an office at 595 Burrard Street, Suite 2600, Vancouver, B.C. V7X 1L3, as its designee, appointee and agent to receive, for and on its behalf service of process in such jurisdiction in any legal action or proceedings with respect to this Agreement or the transactions contemplated hereby, and such service shall be deemed complete upon delivery thereof to the Process Agent; provided that in the case of any such service upon the Process Agent, the party effecting such service shall also deliver a copy thereof to PGM (RSA) in the manner provided in Section 5.2. PGM (RSA) shall take all such action as may be necessary to continue said appointment in full force and effect or to appoint another agent so that PGM (RSA) will at all times have an agent for service of process for the above purposes in the city of Vancouver, British Columbia.

Nothing herein shall affect the right of any party to serve process in any manner permitted by Applicable Law. PGM (BC) and PGM (RSA) each expressly acknowledge that the foregoing waiver is intended to be irrevocable under all Applicable Laws and that nothing contained herein will in anyway limit any Liberty Metals & Mining’s right to commence suits, actions or proceedings in any jurisdiction.

1.3	Statutory References

In this Agreement, unless something in the subject matter or context is inconsistent therewith or unless otherwise herein provided, a reference to any statute is to that statute as now enacted or as the same may from time to time be amended, re-enacted or replaced and includes any regulations made thereunder.

1.4	Currency

Any reference in this Agreement to “U.S. Dollars”, “USD”, “US$”, “dollars” or “$” shall be deemed to be a reference to lawful money of the United States and any reference to any payments to be made shall be deemed to be a reference to payments made in lawful money of the United States.

1.5	Severability

If any one or more of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect under the laws of any jurisdiction, the validity, legality and enforceability of such provision will not in any way be affected or impaired thereby under the laws of any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby.

1.6	Calculation of Time

If any time period set forth in this Agreement ends on a day of the week that is not a Business Day, then notwithstanding any other provision of this Agreement, such period will be extended until the end of the next following day that is a Business Day.

1.7	Consent

Whenever a provision of this Agreement requires an approval or consent and such approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent.

1.8	Headings

The headings to the articles and sections of this Agreement are inserted for convenience only and will not affect the construction hereof.

1.9	Rule of Construction

This Agreement been negotiated by each party with the benefit of legal representation, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not apply to the construction or interpretation of this Agreement.

1.10	Other Matters of Interpretation

In this Agreement:

(a)	the singular includes the plural and vice versa;

(b)	the masculine includes the feminine and vice versa;

(c)	references to “Article”, “Section” and “Subsection” are to articles, sections and subsections of this Agreement, respectively;

(d)	the term “includes” or “including” means “including without limiting the generality of the foregoing”;

(e)

all provisions requiring a Party to do or refrain from doing something will be interpreted as the covenant of that Party with respect to that matter notwithstanding the absence of the words “covenants” or “agrees” or “promises”;

(f)

all provisions requiring a Party to do something will be interpreted as including the covenant of that Party to cause that thing to be done when the Party cannot directly perform the covenant but can indirectly cause that covenant to be performed, whether by an Affiliate under its control or otherwise; and

(g)

the words “hereto”, “herein”, “hereby”, “hereunder”, “hereof” and similar expressions when used in this Agreement refer to the whole of this Agreement and not to any particular Article, Section, Subsection, Schedule or portion thereof.

ARTICLE 2
TERMINATION OF PRODUCTION PAYMENT AGREEMENT

2.1	Production Payment

Upon the A&R Credit Agreement being executed by all parties thereto and it becoming effective, this Agreement will become effective and the Production Payment Agreement will be terminated. In consideration for Liberty Metals & Mining agreeing to terminate the Production Payment Agreement PGM (BC) hereby agrees to pay Liberty Metals & Mining a cash termination fee of US$ 25,000,000 (the “Termination Fee”) by no later than the Stated Maturity Date. However, notwithstanding the foregoing, provided no Event of Default has occurred, PGM (BC) may satisfy its obligation to pay the Termination Fee by paying to Liberty Metals & Mining US$ 15,000,000 prior to March 31, 2018 (the “Reduced Termination Fee”). For greater certainty, if the Reduced Termination Fee is not paid in cash to Liberty Metals & Mining prior by March 31, 2018, PGM BC shall be obligated to pay the Termination Fee to Liberty Metals & Mining by not later than the Stated Maturity Date.

From and after an Event of Default, the Termination Fee shall accrue interest, with such interest calculated in accordance with Sections 2.5 (Default Interest) and 2.6 (Computations) of the A&R Credit Agreement.

ARTICLE 3
SECURITY, GUARANTEE AND REGULATORY APPROVAL

3.1	Security Documents

This Agreement constitutes a Facility Document and the Termination Fee (as the same may be reduced as provided in Section 2.1) shall constitute Facility Indebtedness and shall be subject to the A&R Credit Agreement and secured by the Security Document) and PGM (BC) and PGM (RSA) shall execute and deliver to such documents as Liberty Metals & Mining may reasonably require to give effect to this Agreement.

3.2	Guarantee of Obligations

(a)

Upon notice given by Liberty Metals & Mining to PGM (BC) and PGM (RSA) to the effect that PGM (BC) has failed to perform or satisfy any of its obligations under this Agreement, PGM (RSA) will forthwith perform or satisfy all such obligations specified in the notice. The guarantee obligation of PGM (RSA) hereunder is as a primary obligor and not merely a surety.

(b)

Notwithstanding Section 3.2(a), PGM (RSA) shall not be required to perform or satisfy any of the obligations specified in the notice referred to in Section 3.2(a) if PGM (RSA) does not have the Regulatory Approval to so perform or satisfy.

3.3	Regulatory Approval

(a)

PGM (RSA) and PGM (BC) will promptly after the date of this Agreement seek the approval of the Financial Surveillance Department of the South African Reserve Bank (“FSD”) in respect of the undertaking and performance by PGM (RSA) of all of its obligations to Liberty Metals & Mining under the Transaction Documents which require the approval of the FSD (the “Regulatory Approval”). The obligations of PGM (RSA) under the Transaction Documents which do not require the approval of the FSD (which include its obligations under this Section 3.3) shall come into immediate force and effect.

(b)

PGM (BC) and PGM (RSA) shall use their reasonable efforts to obtain the Regulatory Approval and shall execute and deliver all acts, agreements and other documents as may be reasonably requested by Liberty Metals & Mining from time to time (i) in furtherance of the Regulatory Approval or (ii) to register, file, signify, publish, perfect, maintain, protect and enforce the guarantee contained in Section 3.2 and the related Security Interest. Upon request from Liberty Metals & Mining, PGM (RSA) and PGM (BC) shall provide copies of all documents, correspondence and applications relating to applying for and obtaining the Regulatory Approval.

3.4	Wire Transfer

Payments hereunder will be made without demand by wire transfer in good, immediately available US Dollar funds, to such account or accounts as Liberty Metals & Mining may designate pursuant to wire instructions provided by Liberty Metals & Mining from time to time to PGM (BC).

3.5	No Deductions

(a)

PGM (BC) and PGM (RSA) acknowledge and agree that as of the date hereof there is no obligation under Applicable Law to deduct or withhold from any amounts which may become payable by either of them to Liberty Metals and & Mining under this Agreement.

(b)

Any and all payments made and other consideration provided to Liberty Metals & Mining hereunder shall be calculated and paid to Liberty Metals & Mining free and clear of, and without deduction, adjustment or withholding for or on account of any Taxes and without any deductions or adjustments on account of any costs, expenses, set-off, counterclaim or any other deductions or adjustment of any nature or kind, except to the extent such deduction or withholding is required by Law, in which case the provisions of Section 11.5(b) of the A&R Credit Agreement shall apply mutatis mutandis.

ARTICLE 4
TRANSFERS, CHANGES OF CONTROL AND REORGANIZATIONS

4.1	Transfer by Liberty Metals & Mining

Liberty Metals & Mining may assign or transfer its rights and obligations under this Agreement, in whole or in part, to another party without the consent of PGM (BC) or PGM (RSA); provided Liberty Metals & Mining shall provide notice to PGM (BC) prior to such assignment or transfer. PGM (BC) and PGM (RSA) shall execute and deliver all acts, agreements and other documents as may be requested by Liberty Metals & Mining to effect, perfect or otherwise facilitate such assignment or transfer.

4.2	No Transfer by PGM (BC) or PGM (RSA)

Neither PGM (BC) nor PGM (RSA) may assign or transfer any of its rights and obligations under this Agreement without the prior written consent of Liberty Metals & Mining.

ARTICLE 5

5.1	Reimbursement of Expenses

PGM (BC) will pay for Liberty Metals & Mining’s reasonable legal fees (on a solicitor and own client basis), and all other costs, charges and expenses of and incidental to this Agreement and the recovery of all amounts owing hereunder and under the other Facility Documents, including but not limited to the enforcement of the Security Documents. All amounts will be payable upon presentment of an invoice.

5.2	Notice

Any notice, demand, consent or other communication (“Notice”) given or made under this Agreement shall be made in accordance with the A&R Credit Agreement.

5.3	Further Assurances

Each Party will, at the request of another Party and at the requesting Party’s expense, execute all such documents and take all such actions as may be reasonably required to effectuate the purposes and intent of this Agreement.

5.4	Entire Agreement

The Second Lien Credit Agreement and the Facility Documents constitute the entire agreement of the Parties with respect to the subject matter hereof, all previous agreements and promises in respect thereto, being hereby expressly rescinded and replaced hereby. No modification or alteration of this Agreement will be effective unless in writing executed subsequent to the date hereof by both Parties. No prior written or contemporaneous oral promises, representations or agreements are binding upon the Parties. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the Parties other than as expressly set forth in this Agreement.

5.5	No Waivers

No waiver of or with respect to any term or condition of this Agreement will be effective unless it is in writing and signed by the waiving Party, and then such waiver will be effective only in the specific instance and for the purpose for which given. No course of dealing among the Parties, nor any failure to exercise, nor any delay in exercising, any right, power, or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise of any specific waiver of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

5.6	Time of the Essence

Time is of the essence in the performance of any and all of the obligations of the Parties, including, without limitation, the payment of monies.

5.7	Counterparts

This Agreement may be executed in multiple counterparts, each of which will constitute an original, but all of which together will constitute one and the same instrument, and may be signed and accepted by facsimile or other electronic communication.

5.8	Parties in Interest

This Agreement will inure to the benefit of and be binding on the Parties and their respective successors and permitted assigns.

5.9	Survival

Notwithstanding the termination of the Production Payment Agreement, the obligations of PGM (BC) and PGM (RSA) under Article 8 thereof and Section 3.5 thereof (as it relates to Article 8 thereof) shall survive such termination and continue in full force and effect. The termination of the Production Payment Agreement does not relieve PGM (BC) or PGM (RSA) of any Event of Default (as defined in the Production Payment Agreement) or Production Payment Obligations (as defined in the Production Payment Agreement) prior to the date of termination of the Production Payment Agreement pursuant to this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Production Payment Agreement Termination Agreement to be executed and delivered as of the date first set forth above.

PLATINUM GROUP METALS LTD.

By:	/s/ Frank R. Hallam
Name:	Frank R. Hallam
Title:	Chief Financial Officer & Secretary

PLATINUM GROUP METALS (RSA)
PROPRIETARY LIMITED

By:	/s/ Frank R. Hallam
Name:	Frank R. Hallam
Title:	Director

LIBERTY METALS & MINING
HOLDINGS, LLC

By:	/s/ Damon Barber
Name:	Damon Barber
Title:	Sr. vice President